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                                                                      EXHIBIT 11

                      TEMPLE-INLAND INC. AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (IN MILLIONS EXCEPT FOR PER SHARE DATA)

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                                                                             YEAR ENDED
                                                              ----------------------------------------
                                                              DECEMBER 30,   DECEMBER 31,   JANUARY 1,
                                                                  1995           1994          1994
                                                              ------------   ------------   ----------
PRIMARY
Average common shares outstanding...........................       56.0           55.8          55.3
Net effect of dilutive stock options based on treasury stock
  method using average market price.........................         .1             .1            .2
                                                              ------------   ------------   ----------
     Weighted average shares outstanding....................       56.1           55.9          55.5
                                                              ==========     ==========      =======
Net income:
  Income before accounting changes..........................     $281.0         $131.4        $ 67.3
  Cumulative effect of accounting changes...................         --             --          50.0
                                                              ------------   ------------   ----------
  Net income................................................     $281.0         $131.4        $117.3
                                                              ==========     ==========      =======
Earnings per share:
  Before accounting changes.................................     $ 5.01         $ 2.35        $ 1.21
  Effect of accounting changes..............................         --             --           .90
                                                              ------------   ------------   ----------
  Earnings per share........................................     $ 5.01         $ 2.35        $ 2.11
                                                              ==========     ==========      =======
FULLY DILUTED
Average common shares outstanding...........................       56.0           55.8          55.3
Net effect of dilutive stock options based on treasury stock method using the closing market price, if higher than
  average market price......................................         .1             .1            .3
                                                              ------------   ------------   ----------
     Weighted average shares outstanding....................       56.1           55.9          55.6
                                                              ==========     ==========      =======
Net income:
  Income before accounting changes..........................     $281.0         $131.4        $ 67.3
  Cumulative effect of accounting changes...................         --             --          50.0
                                                              ------------   ------------   ----------
  Net income................................................     $281.0         $131.4        $117.3
                                                              ==========     ==========      =======
Earnings per share:
  Before accounting changes.................................     $ 5.01         $ 2.35        $ 1.21
  Effect of accounting changes..............................         --             --           .90
                                                              ------------   ------------   ----------
  Earnings per share........................................     $ 5.01         $ 2.35        $ 2.11
                                                              ==========     ==========      =======
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